Exhibit 3.7

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NATUREWELL, INCORPORATED

NatureWell, Incorporated, a Delaware corporation incorporated on September 24, 2001, hereby restates and amends the certificate of incorporation which has been approved and adopted by its sole incorporator in accordance with sections 241 and 245 of the General Corporation Law and hereby certifies that it has not received payment for any of its stock, and as such, the Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

FIRST: The name of the Corporation is NatureWell, Incorporated.

SECOND: The registered office of the Corporation in the State of Delaware is located at 800 Delaware Avenue, City of Wilmington, New Castle County 19801. The registered agent of the Corporation at that address is Delaware Corporations LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common	150,000,000	$0.01
Preferred	15,000,000	$0.01

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to the fullest extent permitted by law to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. To the extent provided in the By-Laws, any officer of the Corporation may nominate officers to be elected by the Board of Directors and may remove officers of the Corporation.

C. The directors of the Corporation are to be elected by written ballot unless the By-Laws of the Corporation provide otherwise.

D. Special meetings of stockholders of the Corporation may be called by the Chairman of the Board or the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. The Board of Directors shall be comprised of no less than three (3) members and no more than fifteen (15) members. The directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following such classification ("Class 1 Directors") and the term of office of the second class to expire at the second annual meeting following such classification ("Class 2 Directors") and the term of office of the third class to expire at the third annual meeting following such classification ("Class 3 Directors"). The three classes of directors shall be as nearly equal in number as possible. At each annual meeting of stockholders following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

F. The Board of Directors, and not the stockholders, shall have the power by resolution, to increase or decrease their own number, within the minimum and maximum limitations specified herein.

G. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum and not by the stockholders, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

I. Any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

SIXTH: The Board of Directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the By- Laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-Laws of the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit, it being the intention of this Article SEVENTH that a director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, (a) is or was a director, officer, employee or representative (as officer, employee or representative are defined below) of the Corporation (as defined below), (b) is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise or (c) was a Predecessor Representative (as defined below), whether the basis of such action, suit or proceeding is any alleged action in an official capacity as director, officer, employee, representative, or Predecessor Representative, or in any other capacity while serving as a director, officer, employee or representative or Predecessor Representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article EIGHTH or otherwise.

A. The rights conferred by this Article EIGHTH shall not be exclusive of any other right to indemnification or advancement of expenses which a person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or the Board of Directors or a committee of the Board of Directors or otherwise.

B. "Officer", "employee" or "representative" for purposes of this Article EIGHTH means only the Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer of the Corporation.

C. "Corporation" for purposes of this Article EIGHTH means NatureWell, Incorporated, a Delaware corporation ("NatureWell of Delaware"), and does not mean any subsidiary of NatureWell of Delaware or any predecessor corporation or subsidiaries of any predecessor corporation.

D. "Predecessor Representative" means only Donald Brucker, Timothy J. Connor, Ken Yonika, James R. Arabia, David A. Gotz and Timothy R. Scott, in their capacity as directors, officers, employees or consultants of NatureWell, Inc., a California corporation ("NatureWell of California"), its subsidiaries and any predecessors of NatureWell of California and/or its subsidiaries

E. If a claim for indemnification or advancement of expenses is not paid in full by the Corporation within thirty days after a written claim for such indemnification or advancement has been received by the Corporation, the director, officer or Predecessor Representative (the "Claimant") may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Claimant is successful in whole or in part, the Claimant shall be entitled to recover from the Corporation the reasonable expenses (including attorneys' fees) incurred in prosecuting such a claim.

F. Any repeal or modification of Articles SEVENTH or EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: If any person, group (as defined in the Securities Exchange Act of 1934), partnership, association, firm, corporation or other entity (collectively referred to as the "Owner") owns of record or beneficially, directly or indirectly, more than five percent (5%) of any class of equity security of the Corporation, then, subject to applicable statutory requirements, any merger or consolidation of the Corporation with the Owner, or any sale, lease or exchange of substantially all of the assets of the Corporation to the Owner or of the Owner to the Corporation (collectively referred to as a "Business Transaction") may not be effected without the consent of the holders of seventy-five percent (75%) of the securities voted at the meeting called for that purpose, other than those securities owned by the Owner.

The provisions of this Article NINTH shall not be applicable to effect a Business Transaction (a) approved unanimously by the Board of Directors if the Board is comprised of five (5) members or less at the time such Business Transaction is voted upon by the Board, or (b) eighty percent (80%) of the directors if the Board is comprised of six (6) or more members at the time such Business Transaction is voted upon by the Board.

This Article NINTH does not constitute an election not to be governed by
Section 203 of the Delaware General Corporation Law.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article TENTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article NINTH.

ELEVENTH: The incorporator is Delaware Corporations LLC, whose mailing address is 800 Delaware Ave., P.O. Box 8702, Wilmington, DE 19899.

IN WITNESS WHEREOF, the undersigned sole incorporator certifies that it has caused this Amended and Restated Certificate of Incorporation to be duly executed this____day of September 2001.

DELAWARE CORPORATIONS LLC,

Sole Incorporator

By: /s/ Robin Brooks Robin G. Brooks, Vice President